As filed with the Securities and Exchange Commission on January 17, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	20-5413139
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William S. Garner, Jr., Esq.

Group Executive, General Counsel and Secretary

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Name, address, including zip code, and telephone numbers, including area code, of agent for service)

Copies to:

Jeremy D. London, Esq.

Stephen W. Hamilton, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

(202) 371-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $0.001 per share	1,500,000	$25.73	$38,595,000	$4,130
Total	1,500,000	$25.73	$38,595,000	$4,130

(1)	This Registration Statement (the “Registration Statement”) registers the issuance of 1,500,000 shares of the common stock of Spectra Energy Corp, par value $0.001 per share, which are issuable pursuant to the Registrant’s Stock Purchase and Dividend Reinvestment Plan.

(2)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the average of the high and low sale prices for the shares of the Registrant’s common stock as reported on The New York Stock Exchange on January 12, 2007.

(3)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, then the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

Explanatory Note

Spectra Energy Corp is a Delaware corporation and prior to the distribution described below was a wholly-owned subsidiary of Duke Energy Corporation (“Duke Energy”). As a result of the distribution described below, we hold all of the assets and liabilities associated with Duke Energy’s natural gas business, including its transmission and storage, distribution, and gathering and processing businesses. Unless otherwise stated or the context otherwise requires, references in this registration statement to “Spectra Energy,” “we,” “our,” or “us” refer to Spectra Energy Corp and its direct and indirect subsidiaries.

On December 8, 2006, the board of directors formally approved the distribution of all of our shares of common stock to Duke Energy’s shareholders (on an as converted basis). On January 2, 2007, Duke Energy distributed one-half share of our common stock, par value $0.001 per share (the “Common Stock”), for each share of Duke Energy common stock held by Duke Energy shareholders of record as of the close of business on December 18, 2006, the record date for the distribution. As a result of the distribution, we are now a publicly-traded company, separate from Duke Energy. Our common stock is traded on the New York Stock Exchange under the symbol “SE”.

Spectra Energy files this Registration Statement on Form S-3 relating to shares of Common Stock, that are issuable pursuant to the Spectra Energy Corp Stock Purchase and Dividend Reinvestment Plan (the “Plan”).

For purposes of our eligibility to file this registration statement on Form S-3, we are a successor registrant to Spectra Energy Capital, LLC (formerly known as Duke Capital LLC) within the meaning of General Instruction I.A.7 to Form S-3.

PROSPECTUS

1,500,000 SHARES

SPECTRA ENERGY CORP

COMMON STOCK

Stock Purchase and Dividend Reinvestment Plan (the “Plan”)

The Plan provides a convenient way for you to purchase shares of our common stock without paying any brokerage commissions or service charges. The Plan promotes long-term ownership in our common stock by offering:

•	A simple way to increase your holdings in our common stock by automatically reinvesting your cash dividends;

•	The opportunity to purchase additional shares by making optional investments of at least $50 for any single investment, up to a maximum of $100,000 per month; and

•	A feature which allows you to deposit certificates representing our common stock into the Plan for safekeeping.

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $250 and not more than $100,000. To the extent required by state securities laws in certain jurisdictions, shares of our common stock that are offered under the Plan to persons who are not presently record holders of our common stock may be offered only through a registered broker/dealer.

This prospectus relates to 1,500,000 shares of our common stock, par value $0.001 per share, offered for purchase under the Plan. You should read this prospectus carefully and retain it for future reference.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “SE”.

You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 8 of this prospectus.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 17, 2007

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus as if we had authorized it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is correct on any date after their respective dates, even though this prospectus or a supplement is delivered or securities are sold on a later date.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the applicable prospectus supplement include and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “will,” or other similar words. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, those factors set forth in the section entitled “Risk Factors,” as well as the following:

•	state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industry;

•	the outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	the weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

•	the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	general economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities;

•	changes in environmental, safety and other laws and regulations to which we and our subsidiaries are subject;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the market prices of equity securities and resulting funding requirements for defined benefit pension plans;

•	growth in opportunities for our business units, including the timing and success of efforts to develop domestic and international pipeline, storage, gathering, processing and other infrastructure projects and the effects of competition;

•	the performance of natural gas transmission and storage, distribution, and gathering and processing facilities;

•	the extent of success in connecting natural gas supplies to gathering, processing and transmission systems and in connecting to expanding gas markets;

•	the effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	conditions of the capital markets and equity markets during the periods covered by the forward-looking statements;

•	the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture;

•	the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas transmission and storage, distribution, and gathering and processing businesses and any related actions for indemnification made pursuant to the Separation and Distribution Agreement, dated as of December 13, 2006, by and between Duke Energy Corporation and Spectra Energy Corp;

•	our ability to operate effectively as a stand-alone, publicly-traded company; and

•	the costs associated with becoming compliant with the Sarbanes-Oxley Act of 2002 as a stand-alone company and the consequences of failing to implement effective internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 by the date that we must comply with that section of the Sarbanes-Oxley Act.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s web site listed above, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

Spectra Energy	Period

Registration Statement on Form 10	Spectra Energy Corp’s Registration Statement on Form 10 (File No. 1-33007) initially filed on September 7, 2006, as amended by Amendment No. 1 on October 20, 2006, Amendment No. 2 on November 16, 2006 and Amendment No. 3 on December 6, 2006 (Items 2, 13, and 15 of which were revised by Spectra Energy’s Current Report on Form 8-K (File No. 1-33007), dated December 14, 2006) (as so amended and revised, the “Form 10”)

Current Reports on Form 8-K	Filed December 15, 2006
Filed December 22, 2006
Filed December 26, 2006
Filed January 8, 2007
Spectra Energy Capital, LLC	Period

Annual Report on Form 10-K	Year ended December 31, 2005 filed on March 27, 2006 (as to Items 3, 5 and 14), and as amended by Forms 10-K/A filed on March 31, 2006, April 3, 2006, and September 5, 2006 (as to Items 1, 1A, 1B, 2, 6, 7, 7A, 8, 9, 9A and 15)

Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2006 (as revised by the Current Report on Form 8-K filed January 17, 2007), June 30, 2006 and September 30, 2006

Current Reports on Form 8-K	Filed January 12, 2006 (solely with respect to the reporting information under Item 1.01)
Filed April 7, 2006
Filed July 6, 2006
Filed August 30, 2006
Filed September 13, 2006
Filed December 6, 2006
Filed December 22, 2006
Filed December 26, 2006
Filed January 17, 2007

We also incorporate by reference any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document.

Shareholders can obtain any document incorporated by reference in this document from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge by requesting it in writing or by telephone from us at:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

Attention: Investor Relations

You may also obtain these documents from our website at www.spectraenergy.com or at the SEC’s Internet site www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Company & Other Filers” link, and then entering our name in the “name” field or “SE” in the ticker symbol field.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This prospectus is dated January 17, 2007. You should not assume that the information contained in this prospectus is accurate as of any date other than January 17, 2007. Neither the mailing of this prospectus to shareholders nor the issuance of our common stock will create any implication to the contrary.

THE COMPANY

We own and operate a large and diversified portfolio of complementary natural gas-related energy assets and are one of North America’s leading midstream natural gas companies. We operate in three segments of the natural gas industry: Transmission and Storage, Distribution, and Gathering and Processing. We intend to expand and optimize our current assets, construct new assets and make strategic acquisitions with an experienced management team dedicated to a growth strategy.

Transmission and Storage. Through our interests in five U.S. pipeline systems and three Canadian pipeline systems, we own and operate one of the largest long-haul natural gas pipeline networks in North America.

•	Our pipeline systems consist of approximately 17,500 miles of transmission pipelines. These systems receive natural gas from major North American producing regions for delivery to markets primarily in the Mid-Atlantic, New England and Southeastern states; Ontario, Alberta; and the Pacific Northwest. In 2005, our proportional throughput (the volume of natural gas carried through a pipeline over a period of time) for our pipelines totaled 3,410 trillion British thermal units (TBtu).

•	Our diversified customer base includes local distribution companies, electric power generators, industrial, commercial and other end-use customers. Our transmission services are generally provided under long-term contracts with reservation-based rates that do not vary with throughput volumes.

•	We also own and/or have interests in underground natural gas storage facilities with net working gas capacity of approximately 110 billion cubic feet (Bcf) that operate in conjunction with our transmission pipelines to provide high value storage services to customers along our pipeline network.

Distribution. We provide natural gas sales and distribution service to end use customers in Ontario through our Union Gas Limited subsidiary.

•	Union Gas has approximately 1.3 million residential, commercial and industrial customers in 400 communities throughout Northern, Southwestern and Eastern Ontario.

•	Union Gas’ system consists of approximately 35,000 miles of distribution pipelines and underground natural gas storage facilities with working capacity of approximately 150 Bcf.

•	Union Gas also provides a portion of the storage, transportation and related services discussed above to utilities and other industry participants in the natural gas markets of Ontario, Quebec and the Central and Eastern United States.

Gathering and Processing. We own and operate natural gas processing plants and gathering pipelines in Western Canada. We also have a 50% ownership interest in DCP Midstream, LLC, or DCP Midstream (formerly Duke Energy Field Services LLC), which is one of the largest natural gas liquids producer in North America. The remaining 50% interest in DCP Midstream is owned by ConocoPhillips.

•	We own or operate a large natural gas gathering and processing system in Western Canada, approximately 2,500 miles of gathering pipelines and 17 gas processing plants with total contractible capacity of approximately 2.7 Bcf of gas per day, including our 46% interest in Spectra Energy Income Fund, a Canadian Income Trust.

•	We own the Empress system, which extracts, stores, transports, distributes and markets natural gas liquids, or NGLs, in Canada and the United States. Total processing capacity of the Empress system is 2.4 Bcf of gas per day.

•	DCP Midstream owns or operates approximately 56,000 miles of gathering and transmission pipe and processes natural gas at 54 facilities in major producing regions in the United States, including DCP Midstream’s 42.7% interest in DCP Midstream Partners, L.P.

•	DCP Midstream Partners, L.P. and Spectra Energy Income Fund were recently formed through the contribution of gathering and processing assets with the objective of utilizing their tax-advantaged cost of capital in order to support further growth in cash flow and earnings for us and our affiliates.

We expect to manage our business in four reportable segments: Gas Transmission—U.S., Gas Distribution, Gas Transmission and Processing—Western Canada, and Field Services. These business segments generally align with the natural gas industry segments in which we operate, although our Gas Transmission and Processing—Western Canada segment is organized on a geographical basis and therefore contains both transmission and gathering and processing operations. In addition, our Gas Distribution segment also provides transmission and storage services. The remainder of our business operations are expected to be presented as “Other,” which consists of certain realized and unrealized mark-to-market hedges that expired in 2006, unallocated corporate costs and other businesses.

The Separation

On June 27, 2006, the board of directors of Duke Energy unanimously authorized management of Duke Energy to pursue a plan to separate its natural gas transmission and storage, distribution, and gathering and processing businesses from the rest of Duke Energy, which we refer to as “the separation” in this prospectus. The separation occurred on January 2, 2007, through a distribution to Duke Energy’s shareholders of all of the shares of our common stock.

We have entered into a Separation and Distribution Agreement and several other agreements with Duke Energy to effect the separation and provide a framework for our relationships with Duke Energy after the separation. These agreements will govern the relationship between us and Duke Energy subsequent to the completion of the separation and provide for the allocation between us and Duke Energy of Duke Energy’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Duke Energy. For more information on the Separation and Distribution Agreement and related agreements, see the section entitled “Certain Relationships and Related Party Transactions” in our Information Statement filed as Exhibit 99.1 to our Current Report on Form 8-K filed on December 15, 2006.

Our Principal Executive Offices

Our corporate headquarters are located at 5400 Westheimer Court, Houston, Texas 77056. Our telephone number is (713) 627-5400.

SUMMARY OF THE PLAN

Enrollment: An interested investor who does not already own shares of our common stock may enroll in the Plan by making an initial investment of at least $250 and submitting a completed Enrollment Form. Existing shareholders may participate by submitting a completed Enrollment Form. If your shares of our common stock are held in a brokerage account, you may participate directly by registering some or all of those shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf.

Reinvestment of Dividends: You may elect to have all or a portion of your cash dividends on our common stock automatically reinvested toward the purchase of additional shares of our common stock without paying any fees. You also have the option of receiving a cash dividend on all or a portion of the shares held in your Account under the Plan.

Optional Investments: You may invest additional funds in our common stock through optional investments of at least $50 for any single investment up to $100,000 per month. You may make such optional investments occasionally or at regular intervals, as you desire. Optional investments will be fully invested in our common stock through the purchase of whole shares and fractional shares. We will pay or reinvest proportionate cash dividends on fractional shares of our common stock depending upon your reinvestment election.

Safekeeping of Certificates: The Plan offers a safekeeping service whereby you may deposit certificates representing our common stock held in certificate form into the Plan. You can select this service without participating in any other feature of the Plan. The safekeeping service is free of any service charges.

Gifts or Transfer of Shares: You may direct us to transfer all or a portion of the shares of our common stock credited to your Account to another person, whether or not the transferee is a participant in the Plan. There is no cost for this service, and it is available for all shares held in the Plan, including shares deposited into the Plan for safekeeping.

Sale of Shares: You may sell (i) shares of our common stock credited to your Account through the Plan, including those certificated shares deposited into the Plan for safekeeping, and (ii) those DRS shares deposited into the Plan. You will incur a charge of $0.05 per share (which includes broker commission) and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from the sale.

Statement of Account: You will receive a statement or a transaction advice for each month during which your Account had activity. All participants in the Plan will receive a quarterly statement of account.

Fees: You will not be charged any fees for the purchase of shares through your Account. A charge of $0.05 per share (which includes brokerage commissions) will be deducted from the proceeds of any sale of shares credited to your Account.

Principal Executive Offices: Our principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, telephone (713) 627-5400.

RISK FACTORS

An investment in the securities involves risks. Before purchasing any securities we offer, you should carefully consider the “Risk Factors” set forth in our in our Information Statement filed as Exhibit 99.1 to our Current Report on Form 8-K filed on December 15, 2006, together with the other information in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference in this prospectus, about risks concerning the securities, before buying any securities. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

We will receive proceeds from the purchase of our common stock pursuant to the Plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of any such proceeds at this time.

ADMINISTRATION OF THE PLAN

The Bank of New York serves as Administrator of the Plan. Its responsibilities include:

•	receiving optional investments;

•	maintaining records;

•	issuing statements of account; and

•	performing other duties required by the Plan.

The Bank of New York holds shares registered in the Plan’s nominee name representing the aggregate number of whole shares of our common stock purchased under, or deposited for safekeeping into, the Plan and credited to participants’ Accounts. All open market purchases of shares will be made in the open market on the exchange on which the shares are traded. Purchases are usually made through a broker affiliated with The Bank of New York (“Affiliated Broker”). An Affiliated Broker will receive brokerage commissions. The price per share cannot be determined prior to the purchase. The price per share purchased shall always be the average weighted price of all shares purchased for the Plan on that trade date or dates plus the per share transaction fee. Depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be traded on more than one day. The purchase price will not be known until the purchase price is complete. For optional cash investments, purchases are made at least once a week.

You may contact the Administrator as detailed below.

TELEPHONE NUMBERS AND MAILING ADDRESS

For information about the Plan:

Toll-free telephone #: (866) 406-6840

Internet: www.stockbny.com

You should mail written requests and optional investments to:

The Bank of New York

Investor Relations Department

P.O. Box 11258

Church Street Station

New York, New York 10286-1258

ENROLLMENT

You are eligible to participate in the Plan if you meet the requirements outlined below. If you are a citizen or resident of a country other than the United States, its territories and possessions, you must first determine that participating in the Plan will not violate local laws applicable to us, the Plan and you as a participant.

If you do not currently own any shares of our common stock, you may join the Plan after receiving a copy of this prospectus and returning a completed Enrollment Form along with your initial investment of at least $250. Some state securities laws require that a registered broker-dealer send information to their residents. A registered broker-dealer will forward this Prospectus and the Enrollment Form to residents of those states rather than our providing that information directly to those residents.

If you already own shares of our common stock and those shares are registered in your name, you may join the Plan after receiving a copy of this prospectus and returning a completed Enrollment Form. Registered shareholders should be sure to sign their names on the Enrollment Form exactly as they appear on their stock certificates.

If you hold your shares of our common stock in a brokerage, bank or other intermediary account—that is, in “street name,” you may participate in the Plan by instructing your broker, bank or other intermediary account to register the shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf. As another option, you may request a copy of this prospectus from the Administrator and return a completed Enrollment Form along with an initial investment of at least $250 to The Bank of New York.

Information on electronic enrollment and payment under the Plan may be found on our website at www.stockbny.com.

INVESTMENT OPTIONS

The options regarding the reinvestment of your dividends are listed below. You may change a reinvestment decision at any time by notifying The Bank of New York in writing. Your notification must be received prior to the record date for a dividend for it to be reinvested. The dividend record date for our common stock is normally the Friday closest to the 15th of February, May, August or November.

•	FULL DIVIDEND REINVESTMENT—Your cash dividends on all shares of our common stock are automatically reinvested. This includes reinvestment on Plan shares as well as shares held outside of the Plan.

•	PARTIAL DIVIDEND REINVESTMENT—You must specify the number of shares of our common stock, including Plan shares on which you wish to receive cash dividends. Dividends on the remaining shares are reinvested.

•	NO DIVIDEND REINVESTMENT/OPTIONAL INVESTMENTS ONLY—You will receive cash dividends on all shares of our common stock, including Plan shares.

Direct Deposit of Cash Dividends: If you choose the partial dividend reinvestment option or the no dividend reinvestment option, you may elect to have all of your cash dividends deposited directly into your U.S. bank account on the dividend payment date instead of receiving a check by mail. To make this election, you must complete a direct deposit authorization form and return it to the Administrator, along with a voided check for the designated bank account. The direct deposit authorization form is available from the Administrator. In order to initiate, change or stop the direct deposit of dividends, The Bank of New York must receive your written request at least 30 days before the dividend payment date.

OPTIONAL INVESTMENTS

You can purchase shares of our common stock by using the Plan’s optional investment feature. To purchase shares by making optional investments, you must invest at least $50 at any one time (at least $250 for an initial investment if you are not already a shareholder), but cannot invest more than $100,000 per month. Any optional investment of less than $50 ($250 for an initial investment by an investor who is not a shareholder) and the portion of any optional investment or investments totaling more than $100,000 per month will be returned without interest. You have no obligation to make any optional investments under the Plan.

Timing of Investments: An “Investment Date” for optional investments will occur each Thursday, or, if that day is not a business day, the business day immediately following that Thursday. The Administrator must receive optional investments no later than two business days before an Investment Date for those investments to be invested in our common stock beginning on that Investment Date. Otherwise, the Administrator may hold those funds and invest them beginning on the next Investment Date. No interest will be paid on funds held by the Administrator pending investment. Accordingly, you may wish to transmit any such investments so as to reach the Administrator shortly, but not less than two business days before an Investment Date in order to minimize any time period during which your funds are not invested.

Dividend payments that you have designated for reinvestment will be invested after the dividend payment date on the Investment Date immediately following the dividend payment date.

Method of Payment:

•	Check–You may make optional investments during any month by delivering to the Administrator a completed optional investment stub (the tear-off portion located at the bottom of your statement or transaction advice) or an Enrollment Form, and a personal check made payable in U.S. dollars from a U.S. bank to Spectra Energy Corp. Cash payments will not be accepted.

•	Automatic Bank Draft–You may pre-authorize the Administrator to deduct a set amount ($25 minimum) from a U.S. checking, savings or credit union account. To initiate the bank draft, you must complete and sign the Bank Draft Authorization section of the Enrollment Form, and return it to the Administrator with a voided check for the bank account from which funds are to be drafted. Automatic bank drafts will be initiated as promptly as practicable. After the automatic bank draft is established, funds will be drawn on the 25th of each month or if that date falls on a non-business day, the next business day. If the draft occurs on any day other than a Friday, funds drafted will be invested in our common stock on the next weekly cash payment investment date following receipt of funds. Bank drafts occurring on a Friday will be invested on the Investment Date occurring in the following week. You should allow up to 4 weeks for the first automatic bank draft to be initiated. In order to terminate an automatic bank draft, you must notify the Administrator in writing at least 10 business days before the next automatic bank draft date in order for the termination to be effective by that date.

You should direct any inquiries regarding other forms of payment to the Administrator as indicated above under the caption “Telephone Numbers and Mailing Address.” The Administrator may impose fees for checks or drafts returned for insufficient funds, in amounts determined from time to time.

Dividends on Shares Purchased: If shares that you have purchased by optional investment are added to your Account on or before a dividend record date, you will receive the upcoming dividend on those newly added shares as well as any other shares already credited to your Account. We generally pay dividends on our common stock on the 16th of March, June, September and December to shareholders of record on the Friday closest to the 15th of February, May, August and November. Thus, shares purchased by optional investment by the first Investment Date occurring in February, May, August and November will be credited to your Account in time to receive dividends payable with respect to the dividend record date in that month.

Pending Investments. Optional investments, pending investment pursuant to the Plan, will be credited to your Account. Any such investments that are not invested in our common stock within 30 days of receipt will be promptly returned to you.

PURCHASE OF SHARES

Source of Shares: Shares of our common stock needed to meet the requirements of the Plan will be either newly issued shares purchased directly from us or shares purchased in the open market by an Affiliated Broker. Purchases are usually made through an Affiliated Broker. The Affiliated Broker will receive brokerage commissions. We will not change our determination regarding the source of shares more than once in any 3-month period.

Pricing of Newly Issued Shares: The price of each newly issued share purchased directly from us for dividend reinvestments or for optional investments not exceeding $100,000 per month will be the average of the high and low sale prices of our common stock reported on the New York Stock Exchange Composite Tape for the trading date preceding the Investment Date. In the event no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as we deem appropriate.

Pricing of Shares Purchased in the Open Market: The price of any shares of our common stock purchased in the open market to satisfy Plan requirements will be the weighted average price per share of the aggregate number of shares purchased for the relevant Investment Date. The number of shares (including any fraction of a share, rounded to four decimal places) of our common stock purchased in the open market that is credited to your Account for a particular Investment Date will be determined by dividing the total amount of cash dividends, optional investments and/or initial investments to be invested for you on that Investment Date by the relevant purchase price per share. We will pay any brokerage fees that the Plan incurs for open market purchases. Such brokerage fees will be reported to you as taxable income and will become a part of the cost of shares purchased on your behalf.

The Affiliated Broker may commingle your funds with those of other participants in the Plan for the purpose of executing purchase and sale transactions.

Timing of Purchases: Purchases in the open market may begin on the relevant Investment Date and will be completed no more than 15 days after that Investment Date. For dividends being reinvested, purchases may begin on the dividend payment date. Funds not invested in our common stock within 30 days of receipt will be promptly returned to you. With regard to open market purchases of shares of our common stock by an Affiliated Broker, neither we, the Administrator, nor any participant in the Plan will have any authority or power to:

•	direct the time or price at which shares may be purchased;

•	designate the markets on which shares are to be purchased; or

•	select the broker or dealer (other than the Affiliated Broker) through which purchases may be made.

Therefore, you will not be able to precisely time your purchases through the Plan, and will bear the market risk associated with fluctuations in the price of our common stock.

SALE OF SHARES

You may request, at any time, that all or a portion of the shares of our common stock credited to your Account be sold by delivering written instructions to the Administrator. Those instructions must be sent by mail and must be signed by all registered holders of those shares. The Administrator will forward the instructions to the Affiliated Broker, who will sell the shares as promptly as practicable. As with purchases, the Bank of New York aggregates all requests to sell shares and then sells the total shares on the open market. Sales are usually made through an Affiliated Broker. The Affiliated Broker cannot, however, sell any certificated shares owned by a participant in the Plan unless the certificates are first deposited into the Plan using the safekeeping feature. The Affiliated Broker will receive brokerage commissions.

The Administrator reserves the right to close your Account if the share balance in the Account is less than one whole share. If the Administrator exercises this right, you will receive a check for the value of any fractional share less applicable brokerage commissions and any required tax withholdings or transfer taxes.

Timing of Sales: The Affiliated Broker will generally make sales of Plan shares at least weekly, or more frequently if volume dictates. With regard to those sales, neither we, the Administrator, nor any participant in the Plan will have any authority or power to:

•	direct the time or price at which shares may be sold;

•	designate the markets on which shares are to be sold; or

•	select the broker or dealer (other than the Affiliated Broker) through which sales may be made.

Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuations in the price of our common stock. You may also choose to sell your shares through a stockbroker of your choice, in which case you should withdraw the shares by requesting a certificate for your shares from The Bank of New York. See “Issuance of Certificates” in this prospectus for more information.

Pricing of Shares Sold: The sale price of any shares sold will be the weighted average price of all shares sold for participants in the Plan during the period in which the Affiliated Broker is provided with Plan shares for that sale. You will receive the proceeds of the sale, less a charge of $0.05 per share (which includes brokerage commissions) and any required tax withholdings or transfer taxes.

SAFEKEEPING OF CERTIFICATES

You may deposit any shares of our common stock that you hold in certificate form into the Plan for safekeeping by delivering those stock certificates, unendorsed, to the Administrator and requesting that the shares be credited to your Account. You may do this at the time of enrollment by delivering the certificates along with a completed Enrollment Form or at any later time. Also, shares issued in direct registration are eligible for safekeeping in the Plan by delivering written instructions to the Administrator. The safekeeping feature is offered at no charge to you and eliminates the risk associated with the loss of stock certificates.

The shares of our common stock that you deposit will be credited to your Account and will be treated in the same manner as shares of our common stock purchased under the Plan and credited to your Account. Cash dividends paid on shares of our common stock that are deposited into the Plan for safekeeping will be paid to you or reinvested in shares of our common stock in accordance with your reinvestment election as designated on your Enrollment Form.

GIFTS OR TRANSFERS OF SHARES

You may give or transfer shares of our common stock to anyone you choose by:

•	making an initial investment to establish an Account in the recipient’s name. Simply complete and submit an application to the Administrator in the recipient’s name together with the required initial investment of at least $250, but not more than $100,000; or

•	making an optional investment in an amount of at least $50, but not more than $100,000, on behalf of an existing participant; or

•	transferring shares from your Account to another person as described below.

You may transfer ownership of all or part of your Plan shares by delivering a written request to the Administrator with instructions for the change in ownership. Requests for Account transfers are subject to the same requirements as requests for the transfer of securities, including the requirement that the Administrator receive a properly executed and signed stock power with signatures guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

The Administrator will continue to hold shares transferred under the Plan. The Administrator will open an Account in the name of the transferee, if the transferee is not already a participant, and the transferee will automatically be enrolled in the Plan. The transferee will receive an Enrollment Form and may make elections on the form with regard to the reinvestment of cash dividends on the transferred shares. If no election is made, cash dividends will be reinvested on behalf of the transferee. A statement will be sent to the transferee showing the transfer of shares into his or her Account unless you request otherwise.

The transfer will be made as soon as practicable after the Administrator receives the required documentation. Requests for transfer of the entire Account balance received after a dividend record date, but before the related dividend payment date will be held until the dividend has been paid, reinvested in our common stock and applied to your Account.

Shares of our common stock credited to your Account may not be pledged or assigned. If you wish to pledge or assign your shares, you must withdraw those shares from your Account.

ISSUANCE OF CERTIFICATES

You may obtain at any time, free of charge, a certificate for all or a part of the whole shares of our common stock credited to your Account upon written request to the Administrator. The reverse side of the statement top may be used for this purpose. Those certificate(s) will be mailed by first class mail, within four business days of the Administrator’s receipt of the written request, to your address of record. The issuance of Plan shares in certificate form will not change your reinvestment instructions unless you direct otherwise. Any remaining whole or fractions of shares of our common stock will continue to be credited to your Account. Certificates for fractions of shares of our common stock will not be issued under any circumstances.

Certificates will be issued in the name or names in which the Account is registered unless you instruct otherwise. If the certificate is issued in a name other than your Account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

CONVERT TO DIRECT REGISTRATION

You may convert at any time, free of charge, to direct registration form for all or a part of the whole shares of our common stock credited to your Account upon written request to the Administrator. The reverse side of the statement top may be used for this purpose. The conversion of Plan shares to direct registration form will not change your reinvestment instructions unless you direct otherwise. Any remaining whole or fractions of shares of our common stock will continue to be credited to your Account. No fractional shares of our common stock will be issued in direct registration form under any circumstances.

Shares in direct registration form will be issued in the name(s) in which the Account is registered unless you instruct otherwise. If the shares are to be issued in a name other than your Account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

STATEMENTS OF ACCOUNT

If you reinvest dividends, then you will receive a quarterly statement showing all transactions for your Account during the current calendar year. You will receive transaction advices in months in which you made an optional investment or deposited, transferred or withdrew shares under the Plan. The Administrator will also send a statement promptly after the sale of shares under the Plan. If you participate in the Plan through a broker, bank or other intermediary account, you should contact that party regarding your statement.

Please notify The Bank of New York, the Administrator, promptly of any changes in your address. The Administrator will mail all notices, statements and reports to your address of record. You should retain the statements that you receive in order to establish the cost basis of shares purchased under the Plan for tax and other purposes.

TERMINATION OF PARTICIPATION

You may terminate your participation in the Plan at any time by delivering written instructions to the Administrator, by mail signed by all registered holders listed on the Account. Upon termination, you must elect either to receive a certificate or direct registration shares for the number of whole shares held in your Account and a check for the value of any fractional share, or to have all the shares in your Account sold for you as described under the caption “Sale of Shares” in this prospectus.

The Administrator will send your stock certificates, statement and/or proceeds to you as soon as practicable. If the Administrator receives a notice of termination after a dividend record date but before the related dividend payment date, a separate dividend check will be mailed to you on the dividend payment date. Thereafter, cash dividends on any remaining shares of our common stock that you hold will be paid to you and will not be reinvested.

OTHER INFORMATION

Stock Dividend/Stock Split: Any stock dividends or split shares that we distribute on shares credited to your Account will be added to your Account. Stock dividends or split shares that we distribute on shares registered in your name outside of the Plan will be mailed directly to you in the same manner as to holders of shares of our common stock who are not participating in the Plan.

Rights Offering: Your entitlement under the Plan in a regular rights offering will be based upon your total holdings of our common stock in the Plan. We will issue rights certificates only for the number of whole shares credited to your Account. Rights based on a fraction of a share held in your Account will be sold for the Account and the net proceeds will be invested in our common stock and added to your Account by the end of the following month.

Voting of Proxies: You will have the exclusive right to exercise all voting rights with respect to shares of our common stock credited to your Account. You will receive proxy materials from us for each shareholder meeting, including a proxy statement and a form of proxy covering all shares credited to your Account and all shares of stock registered in your name outside of the Plan as of the record date for the shareholder meeting.

Shareholder Communications: In addition to proxy materials, participants in the Plan will have the right to receive all communications sent to holders of our common stock generally.

Responsibility of the Administrator, the Affiliated Broker and us: Neither the Administrator (including us acting as such) nor the Affiliated Broker will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including any claim of liability arising out of failure to terminate your Account upon your death prior to receipt of written notice of your death, or with respect to the prices at which shares of our common stock are purchased or sold for your Account and the times when those purchases and sales are made.

Plan Modification or Termination: We reserve the right to suspend, modify or terminate the Plan at any time without the approval of participants in the Plan. We will send notice of any suspension, termination or significant modification of the Plan to all participants, who will in all events have the right to withdraw from participation.

Multiple Accounts: We reserve the right to aggregate all optional investments for participants with more than one Account using the same name, address or social security or taxpayer identification number. Also for the purpose of such limitations, all participants’ Accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. If we exercise our right to aggregate investments and the result is an investment in excess of $100,000 per month, then we will return, without interest, as promptly as practicable, any amount in excess of $100,000.

Transfer Agent and Registrar: The Bank of New York will act as our transfer agent and registrar for our common stock.

We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the Plan.

The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend. Nothing in the Plan obligates us to declare or pay any dividend on our common stock.

INTERPRETATION OF THE PLAN

Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations.

PLAN OF DISTRIBUTION

We will not extend to any participants or other investors who may be engaged in the securities business any rights or privileges other than those to which such person would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends. Transactions under the Plan may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, the participant will receive the proceeds of that sale less a nominal brokerage commission and any required tax withholdings or transfer taxes.

Our common stock may not be available under the Plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences regarding the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service rulings and other administrative pronouncements, income tax regulations, and court decisions. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations and persons who are not citizens or residents of the United States). YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES (INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES) OF PARTICIPATING IN THE PLAN, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

In general, the amount of cash dividends paid by Spectra Energy will be includable in your income even though reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases. You should be aware that, when we pay brokerage fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

If you make optional investments that are subject to a waiver discount, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount of your optional investment. The Internal Revenue Service has issued private letter rulings on plans similar to the Plan which ruled that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan. Private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued.

We will report to you for tax purposes the dividends to be credited to your account as well as brokerage costs incurred by us on your behalf. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with optional investments will be equal to the amount of those investments increased by the amount of any additional dividend that you are treated as having received as a result of a waiver discount. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any brokerage fees incurred by the Plan on your behalf. Your December Plan statement will disclose all Plan activities for the year and may be useful when calculating your tax basis. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

You will not realize any taxable income when you receive certificates for whole shares credited to your Account under the Plan. Upon the sale of either a portion or all of your shares from the Plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded the Internal Revenue Code’s applicable period (currently one year) at the time of disposition.

If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by William S. Garner, Jr., Esq., Group Executive, General Counsel and Secretary of the Company.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Spectra Energy Capital, LLC (formerly, Duke Capital LLC) as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005 incorporated in this prospectus by reference from Spectra Energy Corp’s Current Report on Form 8-K (File No. 1-33007) filed December 15, 2006, and from Amendment No. 3 to the Annual Report on Form 10-K/A of Spectra Energy Capital, LLC for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs regarding the (i) the adoption of the provisions of Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” as of July 1, 2003, (ii) the adoption of the provisions of Emerging Issues Task Force No. 02-3, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities,” as of January 1, 2003, (iii) the realignment of certain subsidiaries which resulted in Duke Capital recognizing federal and state tax expense of approximately $1,030 million for the year ended December 31, 2004 to eliminate deferred tax assets at the time of the reorganization, and (iv) the recasting and restatement of the consolidated financial statements), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Spectra Energy Corp (formerly Gas SpinCo, Inc.) as of July 31, 2006, incorporated in this prospectus by reference from Spectra Energy Corp’s Current Report on Form 8-K (File No. 1-33007) filed December 15, 2006, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of Duke Energy Field Services, LLC as of and for the year ended December 31, 2005, incorporated in this prospectus by reference from Spectra Energy Corp’s Current Report on Form 8-K (File No. 1-33007) filed December 15, 2006, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004 and the related consolidated statements of income, partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, contains a separate paragraph that states that as discussed in Note 20 to the consolidated financial statements, the Partnership has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income and cash flows for the years ended December 31, 2004 and 2003.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the shares of our common stock to be registered in connection with this Registration Statement will be passed upon by William S. Garner, Jr., Group Executive, General Counsel and Secretary of the Registrant. As of January 17, 2007, Mr. Garner held performance based awards equivalent to 6,340 shares of Spectra Energy’s common stock granted under our long-term incentive plan.

PROSPECTUS

1,500,000 SHARES

SPECTRA ENERGY CORP

COMMON STOCK

Stock Purchase and Dividend Reinvestment Plan

January 17, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution (Estimated).

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$4,130	*
Printing Fees and Expenses	10,000
Accounting Fees and Expenses	10,000
Legal Fees	15,000
Miscellaneous	5,000

Total	44,130

* Actual

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporations Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, shareholder vote, agreement or otherwise.

Our certificate of incorporation provides that no director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our shareholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or while our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated by reference.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Spectra Energy Corp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on January 17, 2007.

SPECTRA ENERGY CORP (Registrant)

By:	/s/ William S. Garner, Jr.
Name: William S. Garner, Jr. Title: Group Executive, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Fred J. Fowler	President and Chief Executive Officer and Director	January 17, 2007

* Gregory L. Ebel	Chief Financial Officer (Principal Financial Officer)	January 17, 2007

* Sabra L. Harrington	Vice President and Controller (Principal Accounting Officer)	January 17, 2007

Signature	Title	Date
Majority of Directors:
Paul M. Anderson*	Chairman	January 17, 2007
Austin A. Adams*	Director	January 17, 2007
Roger Agnelli*	Director	January 17, 2007
William T. Esrey*	Director	January 17, 2007
Peter B. Hamilton*	Director	January 17, 2007
Dennis R. Hendrix*	Director	January 17, 2007
Michael E.J. Phelps*	Director	January 17, 2007
Martha B. Wyrsch*	Director	January 17, 2007

* The undersigned, by signing his name hereto, does hereby sign this document on behalf of the Registrant and on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by the Registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ William S. Garner, Jr.
Name: William S. Garner, Jr. Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibits

2.1	Separation and Distribution Agreement dated as of December 13, 2006 between Duke Energy Corporation and Spectra Energy Corp (filed with Current Report on Form 8-K, filed on December 15, 2006, File No. 1-33007, as Exhibit 2.1).**

3.1	Amended and Restated Certificate of Incorporation of Spectra Energy Corp (filed with Current Report on Form 8-K, filed on December 15, 2006, File No. 1-33007, as Exhibit 3.1)**

3.2	Amended and Restated By-Laws of Spectra Energy Corp (filed with Current Report on Form 8-K, filed on December 15, 2006, File No. 1-33007, as Exhibit 3.2)**

5.1	Opinion of William S. Garner, Jr., Group Executive, General Counsel and Secretary of the Registrant*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Spectra Energy Corp *

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Capital LLC*

23.3	Consent of Deloitte & Touche LLP, Independent Auditors for Duke Energy Field Services, LLC*

23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm for TEPPCO Partners, L.P.*

24.1	Power of Attorney of certain officers and directors of Spectra Energy Corp*

24.2	Resolution of Registrant regarding Power of Attorney*

*	Filed herewith
**	Previously filed and incorporated herein by reference thereto.